                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                             TELENETICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1.       Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------

        2.       Aggregate number of securities to which transaction applies:

                 ---------------------------------------------------------------

        3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 ---------------------------------------------------------------

        4.       Proposed maximum aggregate value of transaction:

                 ---------------------------------------------------------------

        5.       Total fee paid:

                 ---------------------------------------------------------------

[ ]     Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1.       Amount Previously Paid:
                                          --------------------------------------
        2.       Form, Schedule or Registration Statement No.:
                                                                ----------------
        3.       Filing Party:
                                ------------------------------------------------
        4.       Date Filed:
                                ------------------------------------------------

                             TELENETICS CORPORATION
                               25111 ARCTIC OCEAN
                          LAKE FOREST, CALIFORNIA 92630



                                 April 15, 2002



To Our Shareholders:

         You are cordially invited to attend the 2002 annual meeting of shareholders of Telenetics Corporation that will be held at 9:30 a.m. on May 15, 2002 at 25111 Arctic Ocean, Lake Forest, California 92630. All holders of our outstanding common stock as of the close of business on March 25, 2002 are entitled to vote at the 2002 annual meeting.

         Enclosed is a copy of the notice of annual meeting of shareholders, a proxy statement and a proxy card. A current report on the business operations of Telenetics will be presented at the meeting, and shareholders will have an opportunity to ask questions.

         We hope you will be able to attend the 2002 annual meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the 2002 annual meeting.

                                Sincerely,

                                /s/ Shala S. Lutz
                                --------------------------------
                                Shala Shashani Lutz
                                Chairman of the Board, President
                                and Chief Executive Officer

                             TELENETICS CORPORATION
                               25111 ARCTIC OCEAN
                          LAKE FOREST, CALIFORNIA 92630


                  NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 15, 2002

                           --------------------------

         NOTICE IS HEREBY GIVEN that the 2002 annual meeting of shareholders of Telenetics Corporation, a California corporation, will be held at 9:30 a.m. local time on May 15, 2002 at 25111 Arctic Ocean, Lake Forest, California 92630 for the following purposes:

         1.       To elect six directors to the board of directors;

         2. To consider and vote upon a proposal to approve an amendment to our Restated and Amended Articles of Incorporation to increase our authorized shares of common stock from 50,000,000 shares to 100,000,000 shares;

         3. To ratify the selection of BDO Seidman, LLP as our independent certified public accountants to audit the financial statements of Telenetics for the year ending December 31, 2002; and

         4. To transact such other business as may properly come before the 2002 annual meeting or any adjournment or adjournments thereof.

         The board of directors has fixed the close of business on March 25, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the 2002 annual meeting and all adjourned meetings thereof.

                                By Order of the Board of Directors

                                /s/ Shala S. Lutz
                                ------------------------------------------------
                                Shala Shashani Lutz
                                Chairman of the Board, President
                                and Chief Executive Officer

Dated:  April 15, 2002

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                             TELENETICS CORPORATION
                               25111 ARCTIC OCEAN
                          LAKE FOREST, CALIFORNIA 92630

                                 PROXY STATEMENT
                              ---------------------

                       2002 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 2002
                              ---------------------

                  THIS PROXY MATERIAL IS FIRST BEING MAILED TO
                     SHAREHOLDERS ON OR ABOUT APRIL 19, 2002
                              ---------------------


                                VOTING AND PROXY

         This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors for use at the 2002 annual meeting of shareholders to be held at 9:30 a.m. local time on May 15, 2002 at 25111 Arctic Ocean, Lake Forest, California 92630, and at any adjournments of the 2002 annual meeting. When a proxy is properly executed and returned, the shares it represents will be voted according to directions noted on the proxy. If no specification is indicated, the shares will be voted "for" each of the proposals listed on the proxy. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to our corporate Secretary, by issuance of a subsequent proxy, or by voting in person at the 2002 annual meeting.

         At the close of business on March 25, 2002, the record date for determining shareholders entitled to notice of and to vote at the 2002 annual meeting, we had issued and outstanding 27,965,428 shares of common stock. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the 2002 annual meeting or at any adjournments of the meeting.

         Each share of common stock entitles the holder of record to one vote on any matter coming before the 2002 annual meeting. In voting for directors, however, shares may be voted cumulatively for persons whose names have been placed in nomination prior to the voting for the election of directors, but only if a shareholder present at the 2002 annual meeting gives notice at the 2002 annual meeting, prior to the voting for the election of directors, of his or her intention to vote cumulatively. Notice of intention to vote cumulatively may not be given by simply marking and returning a proxy.

         If any shareholder gives proper notice of his or her intention to vote cumulatively, then each shareholder eligible to vote will be entitled to cumulate his or her votes and to give any one or more of the nominees whose names have been placed in nomination prior to the voting a number of votes equal to the total number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote. In addition, the person or persons holding the proxies solicited by our board of directors will exercise their cumulative voting rights, at their discretion, to vote the shares they hold in such a way as to ensure the election of as many of the nominees of the board of directors as they deem possible. This discretion and authority of the proxy holders may be withheld by checking the box on the proxy card marked "withhold from all nominees." However, such an instruction will also deny the proxy holders the authority to vote for any or all of the nominees of the board of directors, even if cumulative voting is not called for at the 2002 annual meeting.

         A shareholder may choose to withhold from the proxy holders the authority to vote for any of the individual candidates nominated by our board of directors by marking the appropriate box on the proxy card and striking out the names of the disfavored candidates as they appear on the proxy card. In that event, the proxy holders will not cast any of the shareholder's votes for candidates whose names have been crossed out, whether or not cumulative voting is called for at the 2002 annual meeting. However, the proxy holders will retain the authority to vote for the candidates nominated by the board of directors whose names have not been struck out and for any candidates who may be properly nominated at the 2002 annual meeting. If a shareholder wishes to specify the manner in which his or her votes are allocated in the event of cumulative voting, he or she must appear and vote in person at the 2002 annual meeting. Ballots will be available at the 2002 annual meeting for shareholders who desire to vote in person.

         Under California law and our Restated and Amended Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders. Generally, if a quorum is present, then the affirmative vote of a majority of the shares represented and voting on any matter other than the election of directors will constitute the act of the shareholders, so long as the number of shares voting in favor of any proposal equals at least a majority of the quorum. Although abstentions and "broker non-votes" are not counted either "for" or "against" any proposals, if the number of abstentions or "broker non-votes" results in the votes "for" a proposal not equaling at least a majority of the quorum required for the meeting, the proposal will not be approved. This will be the case even though the number of votes "for" the proposal exceeds the number of votes "against" the proposal.

         In any election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected. Votes against a candidate and votes withheld have no legal effect.

         We will pay the expenses of soliciting proxies for the 2002 annual meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. Proxies may be solicited personally, by mail or by telephone, or by our directors, officers and regular employees who will not be additionally compensated. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but we reserve the option to do so if it appears that a quorum otherwise might not be obtained. The matters to be considered and acted upon at the 2002 annual meeting are referred to in the preceding notice and are discussed below more fully.


                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         Our Restated and Amended Bylaws provide for a range of five to seven directors and fix the current number of directors at six. Directors are elected annually and hold office until the next annual meeting of shareholders, until their respective successors are elected and qualified or until their earlier death, resignation or removal. It is intended that the proxies solicited by our board of directors will be voted "for" election of the following six nominees unless a contrary instruction is made on the proxy: Shala Shashani Lutz, H. George Levy, M.D., Thomas Povinelli, Bradley L. Jacobs, Robert Schroeder and David B. Parshall. If, for any reason, one or more of the nominees is unavailable as a candidate for director, an event that is not anticipated, the person named in the proxy will vote for another candidate or candidates nominated by our board of directors. However, under no circumstances may a proxy be voted in favor of a greater number of persons than the number of nominees named below. As described above, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected. Five of the six nominees for director are, at present, directors of Telenetics.

         The current directors and executive officers of Telenetics, the director nominees, and their ages, positions and business experience are as follows:

                       Name                        Age               Position
                       ----                        ---               --------

Shala Shashani Lutz..............................  52   Chairman of the Board, President, Chief
                                                        Executive Officer, Director and
                                                        Director Nominee
David L. Stone...................................  43   Chief Financial Officer and Secretary
H. George Levy, M.D (2)..........................  52   Director and Director Nominee
Thomas Povinelli (1).............................  42   Director and Director Nominee
Bradley L. Jacobs (1)(2).........................  70   Director and Director Nominee
Robert Schroeder (1).............................  35   Director and Director Nominee
Michael A. Armani (2)............................  50   Director and Chairman Emeritus
David B. Parshall................................  54   Director Nominee

-------------------------
(1)      Member of Audit Committee.
(2)      Member of Compensation and Stock Option Committee.

         Each officer of Telenetics serves at the discretion of the board of directors. There are no family relationships between or among any of our directors, executive officers or director nominees.

DIRECTORS AND DIRECTOR NOMINEES

         SHALA SHASHANI LUTZ has served as a member of our board of directors since September 1996, and served as our Secretary from September 1996 until April 1999. Ms. Lutz assumed the position of Chairman of the Board of Telenetics in September 2000 and the positions of President and Chief Executive Officer on March 20, 2001. Ms. Lutz was the founder and has been the owner of SMC Group, a consulting and human resources firm, since 1986. Ms. Lutz has over 20 years of managerial and consulting experience in the data communications industry and presently is Vice President and a member of the board of directors of the Philharmonic Society of Orange County. Ms. Lutz holds a B.S. degree in Civil Engineering and an M.S. degree in Economics from Purdue University.

         H. GEORGE LEVY, M.D. has served as a member of our board of directors since November 1998. Dr. Levy has practiced facial plastic and reconstructive surgery in Monroe, Michigan since 1981. Dr. Levy is a member of the board of directors of La-Z-Boy, Inc. (NYSE: LZB). Dr. Levy holds a B.S. degree in Biology from the University of Nebraska and an M.D. degree from the University of Nebraska College of Medicine.

         THOMAS POVINELLI has served as a member of our board of directors since June 1999. Mr. Povinelli serves as President and Chief Operating Officer and as a member of the board of directors of Gilman & Ciocia, Inc. (Nasdaq: GTAX), a preparer of federal, state and local income tax returns for individuals who are predominately in middle and upper income brackets, and has been with that firm since February 1983. Mr. Povinelli is a registered representative of Prime Capital Services, Inc., which company is an NASD-registered broker-dealer. Mr. Povinelli holds a B.B.A. degree in Accounting from Iona College and holds Series 7, 24 and 63 securities licenses and health and life insurance licenses.

         BRADLEY L. JACOBS has served as a member of our board of directors since September 2000 and as an advisor to our board of directors since February 1999. Until January 1999, Mr. Jacobs served as the Assessor of Orange County, California, a position he held since 1975. Prior to that time, Mr. Jacobs spent 23 years in various positions in private enterprises including, among others, senior scientist at Lockheed Aircraft Service, product manager at General Dynamics and western regional manager at duPont Glore Forgan. Mr. Jacobs holds a

B.S. degree in Physics from Rensselaer Polytechnic Institute and a Master of Business Economics degree from Claremont Graduate University and is a registered agent with the United States Patent and Trademark Office.

         ROBERT SCHROEDER has served as a member of our board of directors since February 2001. Mr. Schroeder has been employed by Taglich Brothers, Inc., an NASD-registered broker-dealer, as an associate since 2000 and as an equity analyst from 1993 to 2000. Mr. Schroeder holds a B.S. degree in Accounting from New York University, is NASD-licensed and holds Series 7 and Series 63 securities licenses. He also holds the designation of Chartered Financial Analyst.

         MICHAEL A. ARMANI served as our President from July 1993 to September 2000 and has served as a member of our board of directors since July 1993 and as Chairman Emeritus since September 2000. He served as our Chief Executive Officer and Chairman of the Board from September 1996 to September 2000. He also served as our Chief Financial Officer from September 1996 until April 1999. Mr. Armani has served as Chairman and Chief Executive Officer of Telewave Corporation, a manufacturer of wireless monitoring and data collection systems for oil and gas field operations based in Laguna Hills, California, since September 2000. Prior to joining Telenetics as the representative of investors of SMC Group in 1992, Mr. Armani was Vice President of SMC Group. Mr. Armani founded and managed an independent publishing company from 1984 to 1990 and has been associated with entrepreneurial business and manufacturing concerns for over 20 years.

         DAVID B. PARSHALL is a nominee for election to our board of directors. Mr. Parshall has served as a managing director of Private Equity Investors, Inc., a private company that purchases portfolios of private equities, since April 1992. He has served as a director of Dolphin Asset Management Corp., a private company that invests in United States small stocks, and has been associated with that company or its predecessors since October 1992. Mr. Parshall has served as a director of Friedman's Inc. (Nasdaq: FRDM) since December 1993 and is the chairman of the compliance committee and a member of the audit and compensation committees of that company. From June 1996 to September 1999, Mr. Parshall served as a director of Logic Associates, Inc., a private software company. From 1976 to 1990, he was successively an associate, vice president, senior vice present and managing director of Lehman Brothers, and from August 1990 to March 1992, he served as a managing director of Blackstone Group, L.P., both investment banks. Mr. Parshall holds an A.B. degree in Greek from Columbia College and an M.B.A. degree with a concentration in Finance from Columbia University, Graduate School of Business.

EXECUTIVE OFFICER

         DAVID L. STONE has served as our Chief Financial Officer since April 1999 and as our Secretary since July 1999. Prior to joining Telenetics, Mr. Stone held the positions of Vice President of Finance and Chief Financial Officer of SmartDisk Corporation (Nasdaq: SMDK) from 1997 to 1998, and additionally held a variety of executive positions, including Executive Vice President and Chief Financial Officer of Tylan General, Inc., a manufacturer of process control instrumentation, from 1980 to 1997. Mr. Stone holds a B.S. degree in Business Administration/Finance from the University of New Hampshire.

BOARD COMMITTEES AND MEETINGS

         Our board of directors has a Compensation and Stock Option Committee and an Audit Committee. Our board of directors does not have a nominating committee. The entire board of directors selects nominees for our board of directors. Our board of directors is required until January 2, 2004 to include one nominee of Taglich Brothers, Inc. in the slate of nominees recommended by our board or directors for election by our shareholders. In April 2002, our board of directors granted the right to Dolphin Offshore Partners, L.P. to select one nominee for election to our board of directors at the 2002 annual meeting. Taglich Brothers, Inc. is an NASD-registered broker-dealer that invested in our April 1999 private placement of Series A 7.0% Convertible Redeemable Preferred Stock and has provided investment banking services to us from time to time since that offering. Dolphin Offshore Partners, L.P. is a beneficial owner of more than 5% of our outstanding shares of common stock. Taglich Brothers, Inc. and Dolphin Offshore Partners, L.P. have selected Robert Schroeder and David B. Parshall as their respective nominees for election to our board of directors at the 2002 annual meeting.

         The Compensation and Stock Option Committee makes recommendations to our board of directors concerning salaries and incentive compensation for our employees and consultants and selects the persons entitled to receive options under our stock option plans and establishes the number of shares, exercise price, vesting period and other terms of the options granted under those plans. The Compensation and Stock Option Committee also administers our stock purchase plan. The entire board of directors also may perform these functions. The Compensation and Stock Option Committee currently consists of Dr. George Levy, Michael A. Armani and Bradley L. Jacobs. The Compensation and Stock Option Committee was formed in August 2001 through the combination of our former Compensation Committee and Stock Option Committee. The Compensation and Stock Option Committee held one meeting during 2001, and the board of directors took action with respect to the grants of options made under our stock option plans on five occasions during 2001. No executive officer of Telenetics has served as a director or member of the compensation committee of any other entity whose executive officers served as a director of Telenetics.

         The Audit Committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our financial statements for each quarterly period and reviews and evaluates our internal control functions. The Audit Committee is governed by a written charter, a copy of which charter was filed with the Securities and Exchange Commission as an exhibit to our definitive proxy statement for our special meeting held on January 26, 2001. The Audit Committee held six meetings during 2001. The Audit Committee currently consists of Thomas Povinelli, Bradley L. Jacobs and Robert Schroeder, each of whom is independent within the meaning of Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

         During 2001, our board of directors held eight meetings and took action by written consent on six occasions. During 2001, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors held during the period for which he or she has been a director and the total number of meetings held by all committees of the board on which he or she served during the periods that he or she served.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         In March 2001, our board of directors set the compensation for Shala Shashani Lutz, our Chairman of the Board, President and Chief Executive Officer. On March 20, 2001, Ms. Lutz was granted a fully-vested five-year option to purchase up to 150,000 shares of common stock at an exercise price of $0.7188 per share, which was the closing price of a share of our common stock on that date. In addition, effective April 1, 2001, Ms. Lutz became entitled to receive a total annual salary of $160,000, which salary is being paid at the rate of $10,000 per month, with an additional accrual of $10,000 per quarter to be paid by us as our financial condition permits.

         David Stone, our Chief Financial Officer and Secretary, accepted effective as of April 19, 1999, a written employment offer under which he received options to purchase up to 150,000 shares of common stock and as of December 31, 2001 was receiving an annual salary of $145,000. The offer provides for an opportunity to earn a bonus of $30,000 per year based upon our achievement of financial goals and two weeks of paid vacation per year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our common stock, or reporting persons, to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission. Reporting persons are required by Commission regulations to furnish us with copies of all reports that they file.

         Based solely upon a review of copies of these reports furnished to us during 2001 and thereafter, or written representations received by us from reporting persons that no other reports were required, we believe that all
Section 16(a) filing requirements applicable to our reporting persons during 2001 were complied with, except as described below.

         Michael Armani filed a late Statement of Changes in Beneficial Ownership on Form 4 to report four transactions that he inadvertently did not timely report on two Forms 4. Robert Schroeder filed a late Form 4 to report one transaction that he inadvertently did not timely report on one Form 4. Bradley Jacobs filed a late Form 4 to report two transactions that he inadvertently did not report on one Form 4. Shala Shashani Lutz filed a late Form 4 to report two transactions that she inadvertently did not report on one Form 4. In addition, the following individuals are in the process of preparing late Forms 4 to report the following numbers of transactions that inadvertently were not timely reported on the following numbers of Forms 4: Mr. Jacobs - one report, one transaction; John McLean, our former Chief Operating Officer - one report, three transactions; Dr. George Levy - one report, three transactions; and Dolphin Offshore Partners, L.P. - one report, two transactions. In addition, the following individuals are in the process of preparing late Annual Statements of Beneficial Ownership on Form 5 to report the following numbers of transactions that occurred during 2001 and that inadvertently were not timely reported on a Form 5: Mr. Armani - two transactions; Mr. Schroeder - one transaction; Mr. Jacobs - two transactions; Ms. Lutz - two transactions; Dr. Levy - two transactions; Thomas Povinelli - two transactions; and David L. Stone - one transaction.

COMPENSATION OF EXECUTIVE OFFICERS

         The Summary Compensation Table below provides information concerning the annual and long-term compensation for services in all capacities as an employee of Telenetics of our current and former Chief Executive Officers, our former Chief Operating Officer and our Chief Financial Officer, or the named executives, during 1999, 2000 and 2001. There were no other executive officers whose annual salary and bonus compensation exceeded $100,000 during 2001.

                           SUMMARY COMPENSATION TABLE

                                                     Annual Compensation              Long-Term Compensation
                                                  ------------------------        ----------------------------------
                                                                                    Awards              Payouts
                                                                                  -----------       ----------------
                                                                                  Securities
                                                                                  Underlying          All Other
     Name and Principal Position         Year     Salary ($)     Bonus ($)        Options (#)       Compensation ($)
     ---------------------------         ----     ----------     ---------        -----------       ----------------
Shala Shashani Lutz                       2001    120,000(1)           --          150,000                --
   Chairman of the Board, President       2000         --              --               --                --
   and Chief Executive Officer            1999         --              --               --                --

Terry Parker                              2001         --              --          750,000 (2)         8,188 (3)
   Former Chairman of the Board,          2000         --              --          600,000 (4)        25,000 (5)
   Former President and Former Chief      1999         --              --               --                --
   Executive Officer

John D. McLean                            2001    150,000              --           50,000            32,001 (7)
   Former Chief Operating Officer (6)     2000    150,000          56,250          300,000                --
                                          1999         --              --               --                --

David L. Stone                            2001    145,000           7,500          175,000                --
   Chief Financial Officer and            2000    125,520          23,333 (8)           --                --
   Secretary                              1999     85,400          16,667 (9)      150,000                --

---------------
(1) Effective March 20, 2001, Ms. Lutz became our President and Chief Executive Officer and became entitled to receive a total annual salary of $160,000, which salary was to be paid at the rate of $10,000 per month commencing April 1, 2001, with an additional accrual of $10,000 per quarter to be paid as funds permit. Payment of $30,000 of the $120,000 of salary due for 2001 was deferred and not paid during 2001.
(2) Mr. Parker served as our President and Chief Executive Officer from September 8, 2000 to March 20, 2001. The grant of these options inadvertently was reported in the 2000 row of the Summary Compensation Table included in Amendment No. 1 to our Form 10-KSB for the year ended December 31, 2000.
(3) Total includes estimates of $452 for meal and entertainment expenses, $2,578 for travel expenses and $5,158 for living expenses.
(4) A five-year option to purchase up to 600,000 shares of common stock was granted on January 7, 2000 to Saunders & Parker, Inc., a corporation of which Mr. Parker is a director, co-president and 50% shareholder.
(5) Represents amounts relating to a consulting agreement with Saunders & Parker, Inc.
(6) Mr. McLean served as our Chief Operating Officer from September 8, 2000 to September 27, 2001, and as President of our Wireless Data Network Division from January 7, 2000 to September 8, 2000 and for the period since September 27, 2001.
(7) Total includes estimates of $993 for meal and entertainment expenses, $12,000 for travel expenses, $14,400 for living expenses and $4,608 for health insurance premiums.
(8) This amount inadvertently was stated as $25,000 in the Summary Compensation Table included in Amendment No. 1 to our Form 10-KSB for the year ended December 31, 2000.
(9) Mr. Stone began serving as our Chief Financial Officer in April 1999. This amount inadvertently was omitted from the Summary Compensation Table included in Amendment No. 1 to our Form 10-KSB for the year ended December 31, 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of stock options made during 2001 to the named executives. We never have granted any stock appreciation rights.

                                            Percent of Total
                          Number of             Options
                          Securities           Granted to
                          Underlying          Employees in        Exercise or
Name                   Options Granted      Fiscal Year (1)       Base Price     Expiration Date
----                   ---------------      ---------------       ----------     ---------------
Shala Shashani Lutz      150,000 (2)             5.84%              $0.7188          3/19/2006

Terry Parker             250,000 (3)             9.74%              $1.0310          2/16/2006
                         250,000 (4)             9.74%              $3.5630          2/16/2006
                         250,000 (5)             9.74%              $4.5630          2/16/2006

John D. McLean            50,000 (6)             1.95%              $0.2100         10/31/2011

David L. Stone           175,000 (6)             6.81%              $0.2100         10/31/2011

---------------
(1) Based on options to purchase 2,568,000 shares of common stock granted to employees during the year ended December 31, 2001.
(2) Option was granted on March 20, 2001 and was fully-vested and exercisable on the date of grant.
(3) Option was granted on February 16, 2001 and was fully-vested and exercisable on the date of grant.
(4) Option was granted on February 16, 2001 and became vested and exercisable March 8, 2001.
(5) Option was granted on February 16, 2001, was scheduled to vest and become exercisable on June 8, 2001, and lapsed upon Mr. Parker's resignation on March 20, 2001.
(6) Option was granted on October 31, 2001 and vests and becomes exercisable in five equal annual installments commencing October 31, 2001.

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                  OPTION VALUES

         The following table sets forth the number of exercisable and unexercisable in-the-money stock options and their values at December 31, 2001 for the named executives. An option is "in-the-money" if the fair market value for the underlying securities exceeds the exercise price of the option. None of the named executives acquired shares through the exercise of options during 2001.

                             Number of Securities Underlying         Value of Unexercised In-the-
                                 Unexercised Options at                   Money Options at
                                   December 31, 2001                    December 31, 2001 (1)
                             -------------------------------       --------------------------------
Name                         Exercisable       Unexercisable       Exercisable        Unexercisable
----                         -----------       -------------       -----------        -------------
Shala Shashani Lutz             180,000                  --                --                   --
Terry Parker                  1,100,000 (2)              --                --                   --
John D. McLean                  110,000             140,000              $500               $2,000
David L. Stone                   95,000             200,000            $1,750               $7,000

---------------
(1) The closing sale price of our common stock on the NASD's OTC Electronic Bulletin Board on December 31, 2001 was $0.26.
(2) Includes 600,000 shares of common stock underlying an option granted on January 7, 2000 to Saunders & Parker, Inc., a company of which Mr. Parker is a director, co-president and 50% shareholder.

COMPENSATION OF DIRECTORS

         Effective April 2000, we agreed to pay Bradley L. Jacobs $1,500 per month for expenses in connection with intellectual property consulting services he provides to Telenetics. Effective April 2001, we agreed to pay Mr. Jacobs an additional $1,500 per month as compensation for those services.

         Effective as of September 8, 2000, the board of directors adopted a revised non-employee director compensation program that provides that each of our non-employee directors other than Robert Schroeder is entitled to receive $5,000 per year as compensation for serving as a director, and is also entitled to receive $250 for attendance telephonically at a meeting of our board of directors or a committee of our board and $500 for attendance in person at a meeting of our board of directors or a committee of our board and to be reimbursed for certain expenses in connection with attendance at those meetings. Also, each non-employee director other than Robert Schroeder is entitled to receive an annual grant beginning on August 31, 2001 of a fully-vested non-qualified stock option to purchase up to 20,000 shares of common stock at an exercise price per share equal to the closing sale price of a share of our common stock on that date. Employee directors are not entitled to any additional compensation for attendance at meetings of our board of directors or any committee of our board of directors.

         On January 2, 2001, we entered into a debenture placement agreement with Taglich Brothers, Inc. Under the agreement, we became obligated to appoint a nominee of Taglich Brothers, Inc. to our board of directors. On February 16, 2001, we appointed Robert Schroeder to fill a vacancy on our board of directors. The agreement provides that until January 2, 2004, we are obligated to include one nominee selected by Taglich Brothers, Inc. in the slate of nominees recommended by our board of directors for election by our shareholders. If elected to our board of directors, that nominee and Taglich Brothers, Inc., collectively, shall receive a fee for serving on the board of directors of $25,000 per year, plus reasonable expenses, and shall receive a five-year option to purchase 20,000 shares of common stock at an exercise price equal to the higher of ten percent above the closing price of our common stock on the date the nominee is elected to the board of directors and $1.31 per share. Mr. Schroeder was elected to our board of directors on August 8, 2001 and received an option to purchase 20,000 shares of common stock at an exercise price of $1.31 per share. As of March 6, 2002, we had paid to Taglich Brothers, Inc. $10,000 of the $25,000 fee payable in connection with Mr. Schroeder's initial year of service on our board of directors.

         On August 8, 2001, our board of directors approved the issuance of shares of common stock at the rate of $0.675 per share to the then current directors other than Robert Schroeder in lieu of payment to them of amounts outstanding and unpaid under the compensation program adopted in September 2000. The closing price of a share of common stock on August 8, 2001 was $0.46. An aggregate of 71,853 shares of common stock were issued to Ms. Lutz, Mr. Armani, Dr. Levy, Mr. Povinelli and Mr. Jacobs in lieu of payment to them of an aggregate of $48,500 in outstanding compensation.

         In April 2002, we granted Dolphin Offshore Partners, L.P. the right to include one nominee in the slate of nominees recommended by our board of directors for election by our shareholders at the 2002 annual meeting. Dolphin Offshore Partners, L.P. has selected David B. Parshall as its nominee. If elected to our board of directors, Mr. Parshall is to receive a fee for serving on the board of directors of $15,000 per year, plus reasonable expenses, and is to receive options to purchase shares of common stock in amounts and at times to be determined by our board of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Restated and Amended Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of Telenetics for breach of a director's duties to Telenetics or our shareholders except for liability:

         o for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

         o for acts or omissions that a director believes to be contrary to the best interests of Telenetics or our shareholders or that involve the absence of good faith on the part of the director;

         o for any transaction for which a director derived an improper personal benefit;

         o for acts or omissions that show a reckless disregard for the director's duty to Telenetics or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Telenetics or our shareholders;

         o for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Telenetics or our shareholders; and

         o for engaging in transactions described in the California Corporations Code or California case law that result in liability, or approving the same kinds of transactions.

         Our Restated and Amended Articles of Incorporation also provide that we are authorized to provide indemnification to our agents, as defined in Section 317 of the California Corporations Code, through our Restated and Amended Bylaws or through agreements with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         Our Restated and Amended Bylaws provide for indemnification of our officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. In all cases where indemnification is permitted by the Restated and Amended Bylaws, a determination to indemnify such person must be made when ordered by a court and must be made in a specific case upon a determination that indemnification is required or proper in the circumstances. Such determination must be made:

         o by our board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding which is the subject of the request for indemnification; or

         o if such a quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         o    by a majority of our shareholders.

         To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Telenetics under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May 1995, SMC Group, a consulting and human resource company owned by Shala Shashani Lutz, who is a director of Telenetics and our Chairman of the Board, President and Chief Executive Officer, established a credit card merchant account for the exclusive benefit of Telenetics. We deposit into this account revenue received in the form of credit card charges. Funds deposited into this account are either transferred to our other bank accounts or otherwise expended for our benefit.

         In April 1999, we entered into an agreement with an unrelated party to lease a corporate and manufacturing facility located at 25111 Arctic Ocean, Lake Forest, California. In connection with the lease, Michael Armani, a director of Telenetics who was then our Chairman of the Board, President and Chief Executive Officer, executed a performance guarantee of our obligations under the lease. If we were to default under the lease, Mr. Armani could be held liable for payment of our $175,000 tenant improvement allowance, all tenant improvement amounts in excess of $450,000, two years of base rent under the lease plus the landlord's brokerage commission expenses and costs of enforcing the guarantee.

         In April 1999, we sold 628,571 shares of Series A 7.0% Convertible Redeemable Preferred Stock, or Series A Stock, at $1.75 per share and five-year warrants to purchase up to 628,571 shares of common stock at an exercise price of $1.875 per share to six accredited investors in a private offering. The Series A Stock had a liquidation preference of $1.75 per share. Each share initially was convertible into one share of common stock and holders were entitled to receive cumulative dividends at the rate of $0.1225 per share per year, payable quarterly. Based upon the public trading price of our common stock, all shares of Series A Stock automatically converted into shares of common stock in January 2000. The investors in the Series A Stock offering included Dolphin Offshore Partners, L.P., which entity purchased 400,000 shares of Series A Stock and received warrants to purchase up to 400,000 shares of common stock, resulting in Dolphin Offshore Partners, L.P. becoming a beneficial owner of over five percent of our outstanding common stock. The investors in the Series A Stock offering also included Michael N. Taglich, who purchased 14,286 shares of Series A Stock and received warrants to purchase up to 14,286 shares of common stock, and Taglich Brothers, Inc., which entity purchased 57,143 shares of Series A Stock and received warrants to purchase up to 57,143 shares of common stock. Mr. Taglich is a partner at Taglich Brothers, Inc., an NASD-registered broker-dealer, and holds voting and dispositive power over securities owned by Taglich Brothers, Inc. In connection with the Series A Stock offering, we issued to seven principals and employees of Taglich Brothers, Inc. immediately vested and exercisable five-year warrants to purchase up to an aggregate of 62,857 shares of common stock at an initial exercise price of $2.10 per share. Of those warrants, Michael N. Taglich received a warrant to purchase up to 13,967 shares of common stock.

         Between May 1999 and August 1999, we conducted an exchange offer that was made to all 20 accredited holders of our $1,059,050 in principal amount of 10% Subordinated Unsecured Promissory Notes due 2000, or 10% notes, and related warrants to purchase up to 381,620 shares of common stock at an exercise price of $1.00 per share on or prior to September 30, 2000, or note warrants. The exchange offer gave each holder the opportunity to exercise the holder's note warrant in full by applying a portion of the principal amount of their 10% note toward and/or paying in cash the exercise price of the note warrant and to exchange the holder's 10% note for shares of our Series A Stock, at an exchange rate of one share of Series A Stock for each $1.75 principal amount of the 10% note converted and to receive a warrant to purchase 7,500 shares of common stock at an initial exercise price of $1.875 per share, exercisable through April 15, 2002, for each $25,000 in principal amount of the 10% note that was exchanged or applied toward the exercise of the holder's note warrant. The primary reason for the exchange offer was to afford the note holders an opportunity to exchange their notes into securities on similar terms to those offered to the investors in our April 1999 offering of Series A Stock. In the exchange offer, an aggregate of $314,550 of 10% notes, 125,820 note warrants and $36,000 in cash were exchanged by five holders for 128,313 shares of Series A Stock, 125,820 shares of common stock and 94,365 warrants to purchase common stock at an initial exercise price of $1.875. Other than Dr. George Levy, a director of Telenetics, none of the holders who participated in the exchange offer were employees or directors of Telenetics or its subsidiaries. Dr. Levy exchanged 10% notes totaling $175,000 for a total of 60,000 shares of Series A Stock and exercised warrants to purchase a total of 70,000 shares of common stock in exchange for the issuance of a warrant to purchase 52,500 shares of common stock at an initial exercise price of $1.875 per share. Based upon the public trading price of our common stock, Dr. Levy's shares of Series A Stock automatically converted into 60,000 shares of common stock in January 2000.

         In October 1999, SMC Group advanced $100,000 to us. This amount was payable upon demand, bore interest at a rate of 10% per year, was secured by the receivables, inventories and other assets of Telenetics under the terms of a security agreement, and has since been repaid in full.

         Between November 1999 and January 2000, we issued a total of $1,250,000 of 10% Subordinated Unsecured Promissory Notes due 2001, including two notes totaling $100,000 that were issued to our Chief Financial Officer and Secretary, David L. Stone, and one note in the principal amount of $37,500 issued to Michael Taglich/Tag Kent Partners. Tag Kent Partners is a limited partnership of which Mr. Taglich is the general partner. In this transaction, we issued to Michael Taglich/Tag Kent Partners warrants to purchase up to 37,500 shares of common stock at an initial exercise price of $1.75 per share, and we issued to Mr. Stone two warrants to purchase a total of 100,000 shares of common stock at an initial exercise price of $1.75. We also issued notes totaling $75,000 to Philip Stone, the father of David Stone, and issued to Philip Stone a warrant to purchase 75,000 shares of common stock at an initial exercise price of $1.75. In addition, we issued a note for $25,000 and a warrant to purchase 25,000 shares at an initial exercise price of $1.75 per share to Dr. George Levy. In February 2000, conditions enabling us to call the warrants issued in this offering were met. Consequently, the holders of the warrants exercised the warrants in February 2000.

         In January 2000, in connection with our acquisition of all of the issued and outstanding shares of eflex Wireless, Inc., we issued a total of 750,000 shares of common stock, including 168,750 shares of common stock to Terry S. Parker, who subsequently served and resigned as a director of Telenetics and as our President and Chief Executive Officer, 168,750 shares of common stock to William Saunders, who subsequently served as an advisor to our board of directors, and 75,000 shares of common stock to John D. McLean, who subsequently served and resigned as our Chief Operating Officer. The acquisition agreement included an earnout provision for the issuance of up to an additional 6,000,558 shares of common stock, contingent on the successful implementation of the technology acquired and installation of related units prior to December 31, 2004. Messrs. Saunders and Parker each received a 22.5% interest in any shares issuable under the earnout, and Mr. McLean received a 10% interest in any such shares. We also issued options to purchase up to a total of 1,150,000 shares of common stock in connection with consulting and employment agreements entered into at the closing, including a five-year consulting agreement with Saunders & Parker, Inc., a company of which Messrs. Parker and Saunders each are co-presidents, directors and 50% shareholders, and a three-year employment agreement with Mr. McLean. Under the Saunders & Parker consulting agreement, among other things Saunders & Parker were to receive a consulting fee if some conditions were met. In addition, under the terms of the Saunders & Parker consulting agreement, we issued an immediately exercisable option to purchase up to 600,000 shares of common stock at $1.75 per share. Under Mr. McLean's employment agreement, Mr. McLean received an option to purchase up to 300,000 shares of common stock at $1.75 per share, vesting one-third at the closing and the balance in two equal annual installments. Mr. McLean exercised the option as to 100,000 shares in October 2000. In connection with the eflex transaction, Mr.

Armani pledged to Saunders & Parker a total of 500,000 shares of common stock owned by Mr. Armani as security for repayment of a promissory note executed by Telenetics in favor of Saunders & Parker in the original principal amount of $136,445. The entire principal balance and all accrued interest due under the note was repaid in full. Also in connection with the eflex transaction, we issued to Mr. McLean a promissory note in the principal amount of $107,500 with an interest rate of 10% per year. In June 2000, Mr. McLean exchanged the outstanding principal and interest due under the note for 34,527 shares of common stock.

         In February 1999, Bradley L. Jacobs, who was then an advisor to our board of directors and who subsequently became a member of our board of directors in September 2000, received an option to purchase up to 100,000 shares of common stock at an exercise price of $2.18 per share, which option vests in five equal annual installments beginning February 11, 2000. Mr. Jacobs exercised the option as to 20,000 shares in May 2000.

         In January 2000, Mr. Jacobs and Dolphin Offshore Partners, L.P. participated in our private placement of 10% Subordinated Unsecured Promissory Notes due 2001. Mr. Jacobs purchased a $50,000 note that was accompanied by warrants to purchase up to 50,000 shares of our common stock at an initial exercise price of $1.75 per share, and Dolphin Offshore Partners, L.P. purchased a $250,000 note that was accompanied by warrants to purchase up to 250,000 shares of common stock at an initial exercise price of $1.75 per share. In February 2000, conditions enabling us to call the warrants issued in connection with this offering were met. All of the warrants, including those held by Mr. Jacobs and Dolphin Offshore Partners, L.P., were exercised.

         In June 2000, in consideration for intellectual property consulting services, Mr. Jacobs received an option to purchase up to 75,000 shares of common stock at an exercise price of $3.8125 per share, which option vests in three equal annual installments beginning June 13, 2000.

         During 2000, Ms. Lutz allowed us to borrow amounts up to $65,000 under a variable rate equity line secured by her own personal real property. As of February 7, 2002, the principal balance of our debt under this arrangement was $23,808.

         In October 1998, SMC Group invested $75,000 in our 10% Subordinated Unsecured Promissory Note offering. SMC Group received a warrant to purchase up to 30,000 shares of common stock at an exercise price of $1.00 per share. In October 2000, the principal balance of $75,000 was reinvested in a note bearing interest at the rate of 8% per year. Principal and accrued interest on these loans is due June 30, 2002.

         In August 2000, Ms. Lutz exercised a warrant to purchase up to 20,000 shares of common stock at $0.05 per share. The warrant had been issued to Ms. Lutz as of November 1998 in connection with her services to Telenetics as a non-employee director.

         In September 2000, Mr. McLean loaned to us $25,000, which amount did not bear interest and was due June 30, 2002. In June 2001, we issued 97,143 shares of common stock and two warrants to purchase up to 13,600 shares of common stock, each at exercise prices of $0.70 and $1.00 per share, to Mr. McLean in lieu of repayment of this loan and in lieu of reimbursement of approximately $43,000 in business expenses he incurred in the scope of his employment.

         In October 2000, Mr. Parker, who was then a director and our President and Chief Executive Officer, loaned to us $150,000, at an interest rate of 8% per year, with principal and all accrued interest due June 30, 2002.

         From time to time, Mr. Armani made non-interest bearing loans to himself for his own personal benefit while he was our Chairman of the Board, President and Chief Executive Officer. At December 31, 2000, the total amount due to us under these loans was $222,946. Since that date, the balance was reduced by payments of $11,000 and by a $72,946 write-off. In March 2002, the remaining balance of $139,000 as of December 31, 2001 was converted into a note receivable that is secured by shares of our common stock and bears interest at 6.75% per annum, with the outstanding principal and accrued interest due March 21, 2004. However, as of April 15, 2002, Mr. Armani had not yet provided us with the numbers of the certificates representing the shares of common stock that are to serve as collateral for the note.

         Subsequent to Mr. Armani's September 2000 resignation as our Chairman of the Board, President and Chief Executive Officer, we paid to Mr. Armani severance in the aggregate amount of $168,000. We have been negotiating with Mr. Armani regarding the execution of a separation agreement and general release. We have proposed that under the agreement, Mr. Armani would commit to indemnify us for any losses we incur as a result of any actions Mr. Armani may have taken outside the course and scope of his employment or his duties as a director and any losses related to any written or oral agreement executed or consented to by Mr. Armani on our behalf and which written or oral agreement had not been approved by our board of directors, and that we would commit to indemnify Mr. Armani for any losses he incurs as a result of his personal guaranty of the lease of our principal offices and would grant to Mr. Armani five-year non-qualified options to purchase 300,000 shares of common stock at a per share exercise price of $0.45, which options would vest and become exercisable following Mr. Armani's full repayment of the $139,000 note receivable. In addition, we have proposed that the agreement would include a release of Mr. Armani from any liability associated with his actions and conduct as an officer and director of Telenetics that were within the scope of his authority and a release of us from any and all claims Mr. Armani may have against us prior to entry into the separation agreement and general release. As of April 15, 2002, we have been unable to successfully complete negotiations regarding this proposed agreement.

         In January 2001, we issued a 7% convertible subordinated debenture due January 2, 2003 in the principal amount of $2,115,000 to Dolphin Offshore Partners L.P. in a private offering. The note was convertible into common stock at any time. We had the right to force conversion of the debenture after August 2, 2001 if at the time we desired to force conversion, the registration statement covering shares of common stock issuable upon conversion of the debenture was effective and the average of the closing bid price per share for 20 consecutive trading days ending five days prior to the date of forced conversion was at least $2.00. This debenture was modified in June 2001 and was reinvested in our April 1, 2002 note offering, as described below. In connection with the offering of this debenture, we issued five-year placement warrants to purchase up to an aggregate of 350,000 shares of common stock at an initial exercise price of $0.80 per share to Michael N. Taglich, who subsequently transferred 257,450 of those warrants to 14 other principals and employees of Taglich Brothers, Inc.

         In January 2001, we issued a note in the principal amount of $325,000 to Dolphin Offshore Partners L.P. in a private offering. The note's original interest rate was 12% per annum. Principal and all accrued interest under the note originally were due April 22, 2001 or upon any earlier demand by Dolphin Offshore Partners L.P. The interest rate and maturity date later were modified, as described below.

         In January 2001, we issued a 6.5% junior convertible subordinated debenture due January 23, 2003 in the principal amount of $75,000 in the name of Michael N. Taglich, which debenture was assigned to Tag Kent Partners. Tag Kent Partners reinvested this debenture in our April 1, 2002 note offering described below. In connection with the offering of this debenture, we issued five-year placement warrants to purchase up to 5,515 and 5,514 shares of common stock, respectively, at an initial exercise price of $0.81 per share, to Michael N. Taglich and another principal of Taglich Brothers, Inc.

         In February 2001, we granted to Mr. Parker, who was then a director and our President and Chief Executive Officer, an option to purchase an aggregate of 750,000 shares of common stock. The option was scheduled to vest and become exercisable in one-third increments on February 16, 2001, March 8, 2001 and June 8, 2001, which increments were to have per share exercise prices of $1.031, $3.563 and $4.563, respectively. Upon Mr. Parker's resignation on March 20, 2001, the third increment lapsed.

         Effective June 29, 2001, we entered into a note modification agreement with Dolphin Offshore Partners, L.P. Under the agreement, Dolphin Offshore Partners, L.P. waived any default by us under the 7% convertible subordinated debenture that occurred through September 30, 2001. In addition, interest rates and payment dates on the debenture and the two outstanding notes due to Dolphin Offshore Partners, L.P. were revised. Effective July 1, 2001, the interest rate of the 7% convertible subordinated debenture increased to 10% per annum, and the payment dates changed from semi-annual payments of interest in arrears on January 2 and July 2 of each year to quarterly payments in arrears on March 2, June 2, September 2 and December 2 of each year. The maturity date of the $325,000 note was extended from April 22, 2001 to July 2, 2002. Also, the interest rate of the $325,000 note increased from 12% to 15% per annum for the period from October 1, 2001 to December 31, 2001, and from 15% to 18% per annum commencing on January 1, 2002. Effective July 1, 2001, the interest rate of the $250,000 note increased from 10% to 15% per annum.

         In June 2001, Dr. Levy exchanged a promissory note evidencing our debt to him in the principal amount of $25,000, for 35,714 shares of common stock and two warrants to purchase up to 5,000 shares of common stock, each at exercise prices of $0.70 and $1.00 per share.

         In June 2001, we entered into an agreement with Ms. Lutz regarding the extension of a $250,000 note dated December 30, 1997 that we owed to her. Under the agreement, the maturity date of the note was extended to January 2, 2003, and the interest rate was increased by 2% per annum to 12% per annum. Also, the note became fully transferable and also became convertible into common stock at the rate of $0.70 per share until the earlier of March 31, 2002 or, if our common stock trades at or above $1.40 for ten consecutive trading days, until the date, if any, that we elect to terminate the right to convert the note. In addition, Ms. Lutz received a three-year warrant to purchase 50,000 shares of common stock at an exercise price of $1.00 per share.

         Effective as of August 1, 2001, we entered into a purchase agreement with Mr. Armani and Telewave Corporation, a company that is controlled by Mr. Armani. Under the agreement, Mr. Armani and Telewave Corporation purchased our patent application relating to an experimental product for the remote monitoring, flow management and diagnostics of certain equipment used in oil and gas fields. The purchase price for the patent application was equal to $1.00 plus a royalty equal to 2% of the gross revenues received by Mr. Armani, Telewave Corporation or any affiliate of Telewave Corporation or any person to whom Mr. Armani and/or Telewave Corporation transfers or licenses the patent application or the technology relating to the patent application during the period from August 1, 2001 to July 31, 2003. At any time on or before August 1, 2002, Mr. Armani or Telewave Corporation may pay us the sum of $250,000 in lieu of any and all royalty payments.

         On August 8, 2001, the board of directors approved the issuance of shares of common stock at the rate of $0.675 per share to the then current non-employee directors in lieu of payment to them of amounts outstanding and unpaid under the compensation program adopted in September 2000. The closing price of a share of common stock on August 8, 2001 was $0.46. An aggregate of 71,853 shares of common stock were issued to Ms. Lutz, Mr. Armani, Dr. Levy, Mr. Povinelli and Mr. Jacobs in lieu of payment to them of an aggregate of $48,500 in outstanding compensation.

         Effective January 23, 2002, we issued $2,087,500 in principal amount of senior secured convertible promissory notes due January 23, 2005 to thirteen accredited investors in exchange for $1,975,000 cash and the cancellation of $112,500 in outstanding indebtedness. The cash included $1,500,000 from SDS Merchant Fund, L.P. and $25,000 from Michael N. Taglich. The cancellation of indebtedness consisted of the cancellation of the $75,000 principal balance of the 6.5% junior convertible subordinated debenture due January 23, 2003 and the $37,500 principal balance of the 10% subordinated unsecured promissory note due 2001, both of which were held by Tag Kent Partners. Effective March 1, 2002, we issued $162,500 in principal amount of secured convertible promissory notes due March 1, 2005 to five accredited investors. Effective April 1, 2002, we issued a secured convertible promissory note in the principal amount of $2,115,000 to Dolphin Offshore Partners, L.P. in consideration for the cancellation of the principal balance of its convertible subordinated debenture due January 2, 2003. We granted the holders of the January 23, 2002 notes, the March 1, 2002 notes and the April 1, 2002 note (collectively, the "2002 notes") a continuing security interest in all of our inventory. The 2002 notes were accompanied by immediately vested and exercisable five-year warrants, or note warrants, to purchase up to an aggregate of 7,429,543 shares of common stock at an initial exercise price of $0.44064 per share. Of the note warrants, Dolphin Offshore Partners, L.P., SDS Merchant Fund, L.P., Michael N. Taglich and Tag Kent Partners received note warrants to purchase up to 3,599,878 shares, 2,553,105 shares, 42,552 shares, and 191,483 shares of common stock, respectively.

         The 2002 notes initially bear interest at 6% per annum and are redeemable at a substantial premium under some circumstances. The principal balances of the 2002 notes are convertible into common stock at any time or from time to time at the option of the holders, subject to the beneficial ownership limitations described below under the heading "Beneficial Ownership of Principal Security Holders and Management." The initial conversion price of the 2002 notes was $0.44064. At the initial conversion price, the 2002 notes and note warrants held by each of SDS Merchant Fund, L.P. and Dolphin Offshore Partners, L.P. would be convertible for or exercisable into more than 5% of our outstanding shares of common stock if those 2002 note investors were to waive beneficial ownership limitations. In addition, the conversion of 2002 notes at the initial conversion price and the exercise of the note warrants held by Michael N. Taglich and Tag Kent Partners would cause Mr. Taglich to beneficially own in excess of 5% of our outstanding shares of common stock if Mr. Taglich or Tag Kent Partners were to waive beneficial ownership limitations. However, as of April 15, 2002, none of those 2002 note investors had made such a waiver.

         In connection with the private placements of the 2002 notes and note warrants, we issued to seven principals and employees of Taglich Brothers, Inc., which persons included Michael N. Taglich and our director Robert Schroeder, immediately vested and exercisable five-year warrants to purchase up to an aggregate of 510,621 shares of common stock at an initial exercise price of $0.52877 per share. Of those warrants, Mr. Taglich and Mr. Schroeder received warrants to purchase up to 134,686 and 68,084 shares of common stock, respectively The cash proceeds of the offerings of 2002 notes and note warrants, after payment of placement agent fees to Taglich Brothers, Inc., were approximately $1,923,750. We were required to use a portion of the proceeds to repay the $300,000 principal balance plus interest that had accrued at 10% per annum on a 30-day bridge loan that we had obtained from SDS Merchant Fund, L.P. in January 2002.

         We are or have been a party to various employment, consulting and compensation arrangements with related parties, as more particularly described above under the headings "Compensation of Executive Officers," "Compensation of Directors," and "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

BENEFICIAL OWNERSHIP OF PRINCIPAL SECURITY HOLDERS AND MANAGEMENT

         As of April 15, 2002, a total of 27,965,428 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock by:

         o each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock as of the date of the table;

         o    each of our directors and director nominees;

         o each of our current executive officers named in the Summary Compensation Table contained elsewhere in this document; and

         o all of our directors, director nominees and current executive officers as a group.

         Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying notes held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

         As described above under the heading "Certain Relationships and Related Transactions," SDS Merchant Fund, L.P., Dolphin Offshore Partners, L.P., Michael
N. Taglich and Tag Kent Partners hold 2002 notes and note warrants. Each of the 2002 notes and note warrants prohibits its holder from converting the 2002 note or exercising the note warrant to the extent that conversion of the 2002 note would result in the holder, together with its affiliates, beneficially owning in excess of 4.999% or 9.999% of our outstanding shares of common stock, and to the extent that exercise of the note warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.999% of our outstanding shares of common stock.

         A holder of a 2002 note or note warrant may waive the 4.999% limitations upon 60 days' prior written notice to us. Also, these limitations do not preclude a holder from converting or exercising a 2002 note or note warrant and selling shares underlying the 2002 note or note warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amounts. In light of the limitations contained in the 2002 notes and note warrants, the numbers of shares shown in the table as beneficially owned by SDS Merchant Fund, L.P. and Michael N. Taglich have been limited to 4.999% of the shares of our common stock outstanding as of the date of the table, and the number of shares shown in the table as beneficially owned by Dolphin Offshore Partners, L.P. consists only of the outstanding shares of common stock that Dolphin Offshore Partners, L.P. beneficially owned as of the date of the table and does not include any shares issuable upon conversion of its 2002 note or upon exercise of its note warrant.

         Except as indicated below, the address for each named beneficial owner is 25111 Arctic Ocean, Lake Forest, California 92630.

                                                                                    Percent of
                                                     Amount and Nature of          Common Stock
             Name of Beneficial Owner                Beneficial Ownership       Beneficially Owned
             ------------------------                --------------------       ------------------
    Dolphin Offshore Partners, L.P.................       4,348,949 (1)             15.55%
    Shala Shashani Lutz............................       2,165,175 (2)              7.58%
    Michael A. Armani..............................       2,019,144 (3)              7.21%
    SDS Merchant Fund, L.P.........................       1,471,540 (4)              4.99%
    Michael N. Taglich.............................       1,447,841 (5)              4.99%
    H. George Levy, M.D............................         577,294 (6)              2.06%
    Bradley L. Jacobs..............................         299,849 (7)                *
    David L. Stone.................................         286,500 (8)                *
    Thomas Povinelli...............................         225,442 (9)                *
    Robert Schroeder...............................         188,068 (10)               *
    David B. Parshall..............................              -- (11)               --
    All directors, director nominees and
      executive officers as a group (7 persons)....       5,919,329 (12)            20.20%

---------------
 *     Less than 1.00%
(1) Due to beneficial ownership limitations, the number shown excludes all shares of common stock underlying a 2002 note and a note warrant. Power to vote or dispose of the shares of common stock beneficially owned by Dolphin Offshore Partners, L.P. is held by Peter E. Salas as general partner. The address for Mr. Salas is 129 East 17th Street, New York, New York 10003.
(2) Includes 180,000 shares of common stock underlying options, 50,000 shares of common stock underlying warrants and 357,142 shares of common stock underlying convertible promissory notes. Ms. Lutz is a director of Telenetics and is also our Chairman of the Board, President and Chief Executive Officer.
(3) Includes 40,000 shares of common stock underlying options. Mr. Armani is a director of Telenetics and is also our Chairman Emeritus.
(4) Represents the maximum aggregate number of shares of common stock that may be issued upon conversion of a 2002 note or upon exercise of a note warrant without waiver by SDS Merchant Fund, L.P. of beneficial ownership limitations. The address for SDS Merchant Fund, L.P. is c/o SDS Capital Partners, One Sound Shore Drive, Greenwich, Connecticut 06830.
(5) Includes 90,129 shares of common stock held in Mr. Taglich's 401(k) account and 360,512 shares of common stock held by Taglich Brothers, Inc., an NASD-registered broker-dealer that has acted as placement agent for Telenetics from time to time. Also includes a maximum aggregate of 997,200 shares of common stock that may be issued upon conversion of 2002 notes and exercise of note warrants held by Mr. Taglich and Tag Kent Partners and upon exercise of various other warrants held by Mr. Taglich without waiver by Mr. Taglich or Tag Kent Partners of beneficial ownership limitations. Mr. Taglich is a partner at and is the president of Taglich Brothers, Inc. and is the general partner of Tag Kent Partners. The address for Mr. Taglich is c/o Taglich Brothers, Inc., 1370 6th Avenue, 31st Floor, New York, New York 10019.
(6) Includes 66,500 shares of common stock held in trust and 10,000 shares of common stock held by Dr. Levy's spouse. Also includes 50,000 shares of common stock underlying options and 62,500 shares of common stock underlying warrants. Dr. Levy is a director of Telenetics.
(7) Includes a total of 175,000 shares of common stock underlying options. Mr. Jacobs is a director of Telenetics and also serves as a consultant to Telenetics.
(8) Includes 125,000 shares of common stock underlying options. Mr. Stone is our Chief Financial Officer and Secretary.
(9) Includes 50,000 shares of common stock underlying options granted to Mr. Povinelli, and 50,000 shares of common stock underlying an option granted to Gilman & Ciocia, Inc. (Nasdaq: GTAX), a corporation that is an NASD member and of which Mr. Povinelli is a director and the president and chief operating officer. Mr. Povinelli is a director of Telenetics and disclaims beneficial ownership of the option held by Gilman & Ciocia, Inc.
(10) Represents 168,068 shares of common stock underlying warrants and 20,000 shares of common stock underlying options. Mr. Schroeder is a director of Telenetics and is an employee of Taglich Brothers, Inc.
(11)   Mr. Parshall is a director nominee.
(12) Includes 1,327,710 shares of common stock underlying options, warrants and convertible promissory notes.

AUDIT COMMITTEE REPORT

         The audit committee of the board of directors of Telenetics Corporation discussed with the independent auditors of Telenetics Corporation all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." Prior to the inclusion and filing with the Securities and Exchange Commission of the consolidated audited financial statements in Telenetics Corporation's annual report on Form 10-KSB for the year ended December 31, 2001, the audit committee discussed with management and reviewed Telenetics Corporation's consolidated audited financial statements. In addition, the audit committee obtained from the independent auditors a formal written statement indicating that no relationships exist between the auditors and Telenetics Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independent Discussions with Audit Committees," discerned from discussions with the auditors that no relationships exist that may impact their objectivity and independence and satisfied itself as to the auditors' independence. Prior to the filing of the Form 10-KSB with the Securities and Exchange Commission, and based on the review and discussions referenced above, the audit committee recommended to the board of directors that the audited financial statements be included in the Form 10-KSB.

                                       Respectfully submitted,

                                       Audit Committee of Telenetics Corporation
                                            Thomas Povinelli
                                            Bradley L. Jacobs
                                            Robert Schroeder

PRINCIPAL ACCOUNTING FIRM FEES

         The following table sets forth the aggregate fees billed or expected to be billed to us for services rendered to us for the year ended December 31, 2001 by our independent auditors, BDO Seidman, LLP:

         Audit Fees                                          $172,000 (a)

         Financial Information Systems Design and
         Implementation Fees                                       --

         All Other Fees                                       $71,000 (b)(c)
--------------------------
(a) Includes fees for the audit of our annual consolidated financial statements for the year ended December 31, 2001, and the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-QSB for the year ended December 31, 2001.
(b) Includes fees for consents relating to registration statements of $21,000 and fees for consulting and tax returns of $50,000.
(c) The audit committee has considered whether the provision of these services is compatible with maintaining the auditor's independence.

           AMENDMENT TO RESTATED AND AMENDED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
                                  (PROPOSAL 2)

         Effective as of March 5, 2002, our board of directors approved an amendment to Article Third of our Restated and Amended Articles of Incorporation to increase the number of shares of our authorized common stock from 50,000,000 to 100,000,000. We refer to this amendment as the authorized share increase. The full text of the amendment is attached to this proxy statement as Exhibit A. Our board of directors believes that the authorized share increase is in the best interests of Telenetics and our shareholders because it makes additional shares of common stock available for acquisitions, financings, present and future employee benefit programs and other corporate purposes.

         In addition, our board of directors believes that the authorized share increase is critical in light of our recent issuances of 2002 notes and note warrants. As described above under the heading "Certain Relationships and Related Transactions," the 2002 notes and note warrants are convertible into or exercisable for shares of our common stock. After taking into account the number of shares currently outstanding or issuable upon conversion or exercise of our outstanding derivative securities, the number of authorized shares of common stock provided for in our Restated and Amended Articles of Incorporation is not sufficient to satisfy our obligations to issue shares of common stock to Dolphin Offshore Partners, L.P., SDS Merchant Fund, L.P., Michael N. Taglich and the other 2002 note investors upon conversion of the 2002 notes and upon exercise of the note warrants.

         Consequently, the agreements we entered into in connection with our offerings of the 2002 notes and note warrants required us to, among other things, reserve subject to shareholder approval the shares of common stock underlying the 2002 notes and note warrants and increase the authorized number of shares of our common stock no later than May 20, 2002. If we are unsuccessful in increasing our authorized number of shares of common stock by that date, we will be in default under those agreements and could face significant adverse consequences. Those consequences include, among other things, the holders of the 2002 notes and note warrants, including Dolphin Offshore Partners, L.P., SDS Merchant Fund, L.P. and Michael N. Taglich, requiring us to pay substantial penalties, requiring us to repay the 2002 notes at a substantial premium and/or foreclosing upon their security interests in our inventory. Any of these events could have a material adverse effect on our business, operating results, financial condition, cash flows and ability to service our other indebtedness.

         Our board of directors believes that it is in the best interests of Telenetics and our shareholders to amend our Restated and Amended Articles of Incorporation to provide sufficient shares of common stock to enable us to satisfy our obligations to issue common stock as described above and to make additional shares of common stock available for acquisitions, financings, present and future employee benefit programs and other corporate purposes. The additional shares of common stock proposed to be authorized through the authorized share increase may be issued from time to time as our board of directors may determine without further action by our shareholders unless such action is required in a specific case by applicable laws, rules or regulations. Although our board of directors has no current plans to use these additional shares of common stock to entrench present management, it may be able to use these additional shares as a defensive tactic against hostile takeover attempts. However, no hostile takeover attempts are, to management's knowledge, currently threatened.

         Our Restated and Amended Articles of Incorporation, as currently in effect and as proposed to be amended through the authorized share increase, do not provide our common shareholders with preemptive rights that would entitle such persons, as a matter of right, to subscribe for the purchase of any shares, rights, warrants or other securities or obligations convertible into, or exchangeable for, securities of Telenetics.


REQUIRED VOTE OF SHAREHOLDERS AND BOARD RECOMMENDATION

         The affirmative vote of a majority of the shares of common stock represented and voting on this proposal is required for approval of this proposal.

         OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO OUR RESTATED AND AMENDED ARTICLES OF INCORPORATION.


                        APPROVAL OF INDEPENDENT AUDITORS
                                  (PROPOSAL 3)

         Our board of directors has selected the independent certified public accounting firm of BDO Seidman, LLP to audit and comment on our financial statements for the year ending December 31, 2002, and to conduct whatever audit functions are deemed necessary. BDO Seidman, LLP audited our financial statements for the year ended December 31, 2001 that were included in our most recent annual report on Form 10-KSB.

         We anticipate that a representative of BDO Seidman, LLP will be present at the 2002 annual meeting and will be given the opportunity to make a statement, if desired, and to respond to appropriate questions, if any, concerning their engagement.

REQUIRED VOTE OF SHAREHOLDERS AND BOARD RECOMMENDATION

         Although a vote of shareholders is not required on this proposal, our board of directors is asking our shareholders to ratify the appointment of our independent auditors. The affirmative vote of a majority of the shares of common stock represented and voting on this proposal will constitute shareholder ratification of the appointment, provided that the number of shares voting in favor of the proposal equals at least a majority of the quorum. If shareholder approval of this proposal is not obtained, our board of directors may reconsider its appointment of independent auditors.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS.


                                  OTHER MATTERS

         Our board of directors knows of no other matters to be brought before the 2002 annual meeting. However, if other matters should come before the 2002 annual meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

                                  ANNUAL REPORT

         A copy of our annual report to the Securities and Exchange Commission on Form 10-KSB for the year ended December 31, 2001 is available without charge to shareholders and may be obtained by writing to Investor Relations Department, Telenetics Corporation, 25111 Arctic Ocean, Lake Forest, California 92630 (telephone number (949) 455-4000).


                       SUBMISSION OF SHAREHOLDER PROPOSALS

         Under Rule 14a-8 of the Securities and Exchange Commission, proposals by shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our next annual meeting must be received by us by December 16, 2002, in order to be considered for inclusion in our proxy materials. These proposals must be addressed to our Secretary and may be included in next year's proxy materials if they comply with certain rules and regulations of the Securities and Exchange Commission governing shareholder proposals. For all other proposals by shareholders to be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of Telenetics not later than March 5, 2003. If a shareholder fails to so notify us of any such proposal prior to such date, management of Telenetics will be allowed to use their discretionary voting authority with respect to proxies held by management when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement.

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                             OF RESTATED AND AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                             TELENETICS CORPORATION



         Shala Shashani Lutz and David L. Stone certify that:

         1. They are the President and Secretary, respectively, of Telenetics Corporation, a California corporation.

         2. Article Third of the Restated and Amended Articles of Incorporation of this corporation is amended to read as follows:

         THIRD: The total number of shares which this corporation shall have authority to issue is one hundred five million (105,000,000) shares of capital stock, of which one hundred million (100,000,000) shares shall be designated Common Stock, without par value, and five million (5,000,000) shares shall be designated Preferred Stock, without par value. Shares of Preferred Stock may be issued from time to time in one or more classes or series as the Board of Directors, by resolution or resolutions, may from time to time determine. The voting powers, preferences, privileges and relative, participating, optional, and other special rights, and the qualifications, limitations or restrictions, if any, of each such class or series may differ from those of any and all other classes or series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, before issuance, by resolution or resolutions, the designation, number, voting powers, preferences, privileges and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of, each such class or series.

         3. The foregoing Certificate of Amendment of Restated and Amended Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

         4. The foregoing Certificate of Amendment of Restated and Amended Articles of Incorporation set forth herein has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.


Date: May ___, 2002
                                                --------------------------------
                                                Shala Shashani Lutz, President

                                                --------------------------------
                                                David L. Stone, Secretary

                  PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

                             TELENETICS CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned shareholder of Telenetics Corporation (the "Company") hereby constitutes and appoints Shala Shashani Lutz, with the power to appoint her substitute, as attorney and proxy to appear, attend and vote all of the shares of common stock of the Company standing in the name of the undersigned on the record date at the 2002 annual meeting of shareholders of the Company to be held at 25111 Arctic Ocean, Lake Forest, California 92630 on May 15, 2002, at 9:30 a.m. local time, and at any adjournments thereof, upon the below proposals. The Company's board of directors recommends a vote FOR each of the following proposals:

1.       To elect six directors to the Company's board of directors as follows:

                  [ ]  FOR all nominees listed     [ ]  WITHHOLD AUTHORITY to
                       below, except as marked          vote for all nominees
                       to the contrary below            listed below

                  (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list provided below.)

                     Shala Shashani Lutz   Bradley L. Jacobs   David B. Parshall

                     H. George Levy        Thomas Povinelli    Robert Schroeder

         IF THE UNDERSIGNED SHAREHOLDER WISHES TO CUMULATE VOTES IN THE ELECTION OF DIRECTORS, THE UNDERSIGNED MUST APPEAR AND VOTE IN PERSON AT THE 2002 ANNUAL MEETING. IF ANY SHAREHOLDER GIVES PROPER NOTICE AT THE 2002 ANNUAL MEETING OF HIS OR HER INTENTION TO CUMULATE VOTES IN THE ELECTION OF DIRECTORS, THE PROXY HOLDER WILL HAVE THE FULL DISCRETION AND AUTHORITY TO VOTE CUMULATIVELY EXCEPT TO THE EXTENT DESCRIBED IN THE "VOTING AND PROXY" SECTION OF THE PROXY STATEMENT.

2. To consider and vote upon a proposal to approve an amendment to the Company's Restated and Amended Articles of Incorporation to increase the Company's number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares.

                  [ ] FOR approval       [ ] AGAINST approval      [ ] ABSTAIN

3. To consider and vote upon a proposal to ratify the appointment of BDO Seidman, LLP as independent certified public accountants of the Company for the year ending December 31, 2002.

                  [ ] FOR approval       [ ] AGAINST approval      [ ] ABSTAIN

4. To vote in her or his discretion on such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS INDICATED AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS. ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED IN CONNECTION WITH THE ACTIONS PROPOSED ON THIS PROXY CARD ARE HEREBY EXPRESSLY REVOKED. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY ISSUANCE OF A SUBSEQUENT PROXY OR BY VOTING AT THE ANNUAL MEETING IN PERSON.

         Please mark, date, sign and return this proxy promptly in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                     DATED:


                                     -------------------------------------------
                                     (Signature of Shareholder(s))


                                     -------------------------------------------
                                     (Print Name(s) Here)



                                     [ ] PLEASE CHECK IF YOU ARE PLANNING
                                         TO ATTEND THE 2002 ANNUAL MEETING.

                                      -2-